Exhibit 99.1

FOR IMMEDIATE RELEASE

Encorium Group Completes Sale of its U.S. Business to Pierrel Research USA; Announces Management Changes

WAYNE, PA, July 17, 2009 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational clinical research organization (CRO) that provides design, development, and management capabilities for clinical trials and patient registries to many of the world's leading pharmaceutical companies, today announced that is has completed the previously announced sale of the Company’s U.S. business to Pierrel Research USA, Inc., a wholly-owned subsidiary of Pierrel SpA, an international contract research organization listed on Milano’s Stock Exchange. The purchase price was $2.7 million, comprised of $80,000 in cash as well as the assumption of $2.6 million in liabilities.

In connection with the consummation of the sale, Pierrel Research USA has entered into a lease with the landlord of the

Company’s U.S. headquarters in Wayne, Pennsylvania, pursuant to which the landlord has agreed to release the Company from its remaining lease obligations of approximately $3.4 million for a termination fee of $235,000.

As of the closing of the transaction, Dr. David Ginsberg, Chief Executive Officer of the Company, has joined Pierrel Research USA as its Chief Executive Officer. In addition, Pierrel has extended employment to substantially all of Encorium’s U.S. employees. As a result, Pierrel expects that the U.S. operations will continue largely unchanged and that it will be able to seamlessly continue to deliver the services our customers depend on. Encorium has obtained authorizations from its affected customers allowing the Company to transfer the provision of services to Pierrel.

Dr. Kai Lindevall, Chairman of the Board and President of Europe and Asia, commented, “We believe that the sale of our U.S. business to Pierrell, a well respected international contact research organization with a strong management team and therapeutic and regulatory expertise, is in the best interest of our stockholders, employees and customers.”

In conjunction with the sale of the U.S. assets, the Company also announced the departure of Linda L. Nardone, Ph.D., Encorium’s Chief Operating Officer.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Risks and uncertainties that could affect the Company's future operating results and financial condition generally include, without limitation: (i) the risk that we may not have sufficient funds to operate our business; (ii)our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; (xiii) uncertainties regarding the availability of additional capital and continued listing of our common stock on Nasdaq. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form

10-K for the year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2009 for a more complete discussion of factors which could cause our actual results and financial position to change.

You should not place any undue reliance on these forward-looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2008, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2009 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group's investor relations department.

CONTACT:
Encorium Group, Inc.	Cameron Associates
Philip L. Calamia, Chief Financial Officer	Alison Ziegler
610-975-9533	212-554-5469
www.encorium.com	alison@cameronassoc.com